Exhibit 99

For Release July 22, 2009	Contact:
4:01 pm	Richard F. Latour
President and CEO
Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
SECOND QUARTER 2009 RESULTS
Woburn, MA — July 22, 2009 — MicroFinancial Incorporated (NASDAQ: MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the second quarter and the six months ended June 30, 2009.
Quarterly Highlights:
•	Cash received from customers increased by 26.6% to $18.6 million with net cash from operations increasing by 26.8% to $14.3 million as compared to the same period last year

•	Revenues increased by 15.4% to $11.1 million as compared to the same period last year

•	Net income was $1 million or $0.07 per diluted share

•	Leverage continues to be conservative at 0.75 times total liabilities to stockholder equity

•	Originations increased by 9.5% to over $19 million as compared to the same period last year
Second Quarter Results:
Net income for the quarter ended June 30, 2009 was $1.0 million or $0.07 per diluted share based upon 14,239,391 shares, compared to net income of $1.9 million, or $0.13 per diluted share based upon 14,137,300 shares for the same period last year.
Revenue for the second quarter increased 15.4% to $11.1 million compared to $9.6 million for the same period in 2008 driven by growth in lease revenues during the quarter which were slightly offset by expected declines in rental and service contracts income. Revenue from leases was $7.1 million, up $1.5 million from the same period last year and rental income was $2.1 million, down $0.3 million as compared to the second quarter ended June 30, 2008. Other revenue components contributed $1.9 million for the current quarter, up $0.3 million from the same period last year.
Total operating expenses for the current quarter increased 41.8% to $9.5 million from $6.7 million in the second quarter of 2008. Selling, general and administrative expenses increased $0.3 million to $3.5 million from $3.2 million as compared to the second quarter of last year primarily due to increases in compensation related expenses as a result of an increase in employee headcount. Headcount at June 30, 2009 was 106 as compared to 86 for the same period last year. The second quarter 2009 provision for credit losses increased to $5.0 million from $3.1 million for the same period in 2008 due to an increase in receivables due in installments, higher delinquencies and higher charge-off levels. During the second quarter net charge-offs increased to $4.2 million from $1.3 million as compared to the same period in 2008. Sequentially, amounts billed greater than 31 days delinquent as of June 30, 2009 increased to $8.4 million from $7.8 million as of March 31, 2009. Depreciation and amortization expense increased to $0.4 million for the quarter, due to an increase in the number of rental contracts currently being depreciated.
Cash balances at June 30, 2009 were $1.8 million. Cash received from customers in the second quarter increased 26.6% to $18.6 million compared to $14.7 million during the same period in 2008. New originations in the quarter increased by 9.5% to $19.6 million as compared to the same period last year.
Richard Latour, President and Chief Executive Officer said, “The economy continues to present many challenges to financial service companies today. We believe that the steps we have taken in the overall management of our business is helping us to weather these difficult times. We also believe that our conservative leverage ratio, strong cash flow, and availability under our revolving line of credit provide us with the opportunity to continue to grow a well diversified portfolio. During the second quarter we have been able to continue to grow our vendor base and lease originations while maintaining operational disciplines. As we move into the second half of our fiscal year, we will continue to review our credit approval process, lease pricing, and operational procedures to try to maintain a balance in the overall economics of the business.”
Year to Date Results:
For the six months ended June 30, 2009, net income was $1.6 million versus net income of $3.4 million for the same period last year. Net income per diluted share year to date was $0.11 based on 14,214,308 shares versus $0.24 for the same period in 2008.
Year to date revenues for the six months ended June 30, 2009 increased 16.4% to $22.0 million compared to $18.9 million during the same period in 2008. Revenue from leases was $13.9 million, up $3.4 million from the same period last year and rental income was $4.3 million, down $0.9 million from June 30, 2008. Other revenue components contributed $3.8 million year to date, up $0.6 million from the same period last year. New contract originations year to date June 30, 2009 were $36.7 million versus $35.3 million through the same period last year.
Total operating expenses for the six months ended June 30, 2009 increased 41.6% to $19.4 million versus $13.7 million for the same period last year. Selling, general and administrative expenses increased $0.6 million to $7.1 million primarily due to compensation related expenses associated with increased headcount. The provision for credit losses increased to $10.4 million for the six months ended June 30, 2009, as compared to $6.4 million for the same period last year. Year to date net charge-offs increased to $8.7 million as compared to $2.6 million for the same period last year. Interest expense increased to $1.2 million as a result of increased borrowings and debt closing costs on our line of credit. Year to date cash from customers increased $8.1 million to $36.0 million as compared to $27.9 million for the same period last year.

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2009	2008

ASSETS
Cash and cash equivalents	$1,003	$5,047
Restricted cash	772	528
Net investment in leases:
Receivables due in installments	159,740	142,881
Estimated residual value	17,146	15,257
Initial direct costs	1,380	1,211
Less:
Advance lease payments and deposits	(1,545)	(982)
Unearned income	(52,793)	(49,384)
Allowance for credit losses	(13,509)	(11,722)

Net investment in leases	110,419	97,261
Investment in service contracts, net	3	32
Investment in rental contracts, net	392	240
Property and equipment, net	682	759
Other assets	1,163	983

Total assets	$114,434	$104,850

	June 30,	December 31,
	2009	2008

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$40,956	$33,325
Capital lease obligation	125	125
Accounts payable	1,694	1,648
Dividends payable	—	702
Other liabilities	1,943	1,308
Income taxes payable	499	8
Deferred income taxes	3,734	3,396

Total liabilities	48,951	40,512

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at June 30, 2009 and December 31, 2008	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,141,492 and 14,038,257 shares issued at June 30, 2009 and December 31, 2008, respectively	141	140
Additional paid-in capital	46,038	45,774
Retained earnings	19,304	18,424

Total stockholders’ equity	65,483	64,338

Total liabilities and stockholders’ equity	$114,434	$104,850

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
Income on financing leases	$7,098	$5,596	$13,887	$10,536
Rental income	2,138	2,484	4,347	5,236
Income on service contracts	175	240	364	499
Loss and damage waiver fees	1,018	768	2,004	1,456
Service fees and other	699	532	1,370	1,080
Interest income	1	27	14	87

Total revenues	11,129	9,647	21,986	18,894

Expenses:
Selling, general and administrative	3,492	3,198	7,064	6,437
Provision for credit losses	4,993	3,060	10,446	6,417
Depreciation and amortization	383	230	718	460
Interest	661	234	1,177	386

Total expenses	9,529	6,722	19,405	13,700

Income before provision for income taxes	1,600	2,925	2,581	5,194
Provision for income taxes	616	1,053	994	1,765

Net income	$984	$1,872	$1,587	$3,429

Net income per common share:
Basic	$0.07	$0.13	$0.11	$0.25

Diluted	$0.07	$0.13	$0.11	$0.24

Weighted-average shares:
Basic	14,141,192	13,987,528	14,122,259	13,981,216

Diluted	14,239,391	14,137,300	14,214,308	14,151,034

About The Company
MicroFinancial Inc. (NASDAQ: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Woburn, Massachusetts.
Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.